UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 20, 2009, Target Corporation updated its web site as follows:

The following introductory paragraphs were added to the web site:

Target Annual Shareholders Meeting: May 28, 2009

Target’s Annual meeting of Shareholders is fast approaching, and this year we are in the midst of a proxy contest. As part of the contest, Target shareholders are being asked by our Board of Directors to vote ALL the WHITE cards received in the mail and to discard the gold card(s) received from Pershing Square.

Recognized as a best-in-class retailer with a longstanding record of delivering superior shareholder value, Target has a clear strategy that we believe will continue to create value over time. We do not believe Pershing Square has a plan that would lead to long-term shareholder value. As a shareholder, vote to help Target continue to deliver on its strategy.

The following text and links were added to the web site:

Our Board of Directors

[Link to excerpt from slides filed on May 14, 2009]

A Closer Look at Our Plans and at Pershing Square

[Link to attachment to employee message filed on May 15, 2009]

Praise from Pershing Square Prior to the Proxy Contest

[Link to attachment to employee message filed on May 11, 2009]

Background and Contacts with Pershing Square

[Link to excerpt from definitive proxy statement filed on April 21, 2009]

Questions?

Contact MacKenzie Partners, Inc.

(800) 322-2885

Or Georgeson

(866) 295-8105

Read the Target Story

[Link to slides filed on May 14, 2009]

Target at a Glance

[Link to excerpt from slides filed on May 14, 2009]

Building a Strong Company

[Link to excerpt from slides filed on May 14, 2009]

Building a Profitable Company

[Link to excerpt from slides filed on May 14, 2009]

Creating Value for Shareholders

[Link to excerpt from slides filed on May 14, 2009]